Exhibit 10.1
Asset Purchase Agreement
among
Local.com Corporation as Buyer,
LiveDeal, Inc. as Parent
And
Telco Billing, Inc. as Seller
March 9, 2009

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Page

List of Exhibits and Schedules

Exhibits

Exhibit A	Purchased Subscribers
Exhibit B	Seller Fund Escrow Agreement
Exhibit C	Buyer Fund Escrow Agreement
Exhibit D	Bill of Sale
Exhibit E	Assignment and Assumption Agreement
Schedule 2.3(a)(i)	LiveDeal Wiring Instructions
Schedule 2.3(b)	Final Data Format
Schedule 2.7	Required Consents
Schedule 3.3	No conflict; Required Consents
Schedule 3.4	Subscriber Attributes
Schedule 3.5	Litigation
Schedule 3.10	Compliance with Legal Requirements
Schedule 3.12	Terms and Conditions
Schedule 5.2	Customer and Data Transfer Procedures

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ASSET PURCHASE AGREEMENT
     THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of March 9, 2009 by and between Local.com Corporation, a Delaware corporation (“Buyer”), LiveDeal, Inc., a Nevada corporation (“Parent”), and Telco Billing, Inc., a Nevada corporation (“Seller”). Each of Buyer, Parent and Seller is a “Party,” and collectively, “Parties.”
RECITALS
     A. Seller is in the business (the “Business”) of providing online classifieds and online yellow pages to advertisers (“Subscribers”).
     B. Seller desires to sell, and Buyer desires to purchase, certain Subscribers of Seller set forth in Exhibit A attached hereto (the “Purchased Subscribers”).
     C. Seller and Buyer previously entered into that certain Escrow Agreement (the “Breakup Escrow Agreement”) dated January 30, 2009, pursuant to which Buyer deposited $250,000.00 (the “Breakup Escrow Fund”) into escrow as either (i) a breakup fee if the Parties failed to consummate the contemplated transaction under certain circumstances, or (ii) as a portion of the purchase price in the event the Parties successfully consummated the contemplated transactions.
AGREEMENT
     In consideration of the mutual covenants and promises set forth herein, Buyer and Seller agree as follow:
ARTICLE 1
DEFINITIONS
     1.1 Defined Terms. Unless otherwise expressly provided in this Agreement, the following terms, whether in singular or plural form, shall have the following meanings:
     “Affiliate” means, with respect to any Person, any other Person controlled by or under common control with such Person, with “control” for such purpose meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or voting interests, by contract or otherwise.
     “Consents” means all of the consents, permits or approvals of third parties (excluding the Purchased Subscribers themselves) necessary to transfer the Purchased Subscribers to Buyer (or, at Buyer’s request, to an affiliate of Buyer) or otherwise to consummate lawfully the transactions contemplated hereby.
     “Contracts” means all subscriber agreements and other agreements, written or oral (including any amendments and other modifications thereto) to which Seller is a party and that affect the Purchased Subscribers.

     “Governmental Authority” means the United States of America, any state, commonwealth, territory, or possession thereof and any political subdivision or quasi-governmental authority of any of the same.
     “Judgment” means any judgment, writ, order, injunction, award or decree of any court, judge, justice or magistrate, including any bankruptcy court or judge, and any order of or by any Governmental Authority.
     “Knowledge”: an individual will be deemed to have “Knowledge” of a particular fact or other matter if:
          (a) such individual is actually aware of such fact or other matter; or
          (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.
     A Person (other than an individual) will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.
     “Legal Requirements” means applicable common law and any statute, ordinance, code or other law, rule, regulation, order, technical or other standard, requirement or procedure enacted, adopted, promulgated, applied or followed by any Governmental Authority, including Judgments.
     “Licenses” means all authorizations and permits relating to the Purchased Subscribers granted to Seller by any Governmental Authority.
     “Lien” means any security agreement, financing statement filed with any Governmental Authority, conditional sale or other title retention agreement, any lease, consignment or bailment given for purposes of security, any lien, mortgage, indenture, pledge, option, encumbrance, adverse interest, constructive trust or other trust, claim, attachment, exception to or defect in title or other ownership interest of any kind, which otherwise constitutes an interest in or claim against property, whether arising pursuant to any Legal Requirement, Contract or otherwise but which shall not include any rights to payment or obligations imposed upon Buyer as a result of this Agreement or any ancillary documents.
     “Litigation” means any claim, action, suit, proceeding, arbitration, investigation, hearing or other activity or procedure that could result in a Judgment, and any notice of any of the foregoing.
     “Losses” means, on a dollar-for-dollar basis, any claims, losses, liabilities, damages, Liens, penalties, costs, and expenses, including but not limited to interest which may be imposed in connection therewith, expenses of investigation, reasonable fees and disbursements of counsel and other experts, and the cost to any Person making a claim or seeking indemnification under this Agreement with respect to funds expended by such Person by reason of the occurrence of any event with respect to which indemnification is sought, but in no event shall “Losses” include incidental or consequential damages.
     “Material Adverse Change” means, with respect to Seller, an event that would either individually or in the aggregate, reasonably be expected to have a material adverse change on the Business or the Purchased Subscribers, or the results of operations or financial condition of the Business or the Purchased Subscribers sold hereunder, other than any change or condition relating to the economy in general, or the industries in which Seller operates in general, and not specifically relating to Seller.
     “Organizational Documents” shall mean (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the operating agreement and the certificate of formation of a limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendment to any of the foregoing.
     “Person” means any natural person, Governmental Authority, corporation, general or limited partnership, limited liability company, joint venture, trust, association or unincorporated entity of any kind.
     “Taxes” means all levies and assessments of any kind or nature imposed by any Governmental Authority, together with any interest thereon and any penalties, additions to tax or additional amounts applicable thereto.
     “Transaction Documents” means all instruments and documents executed and delivered by Buyer, Seller, or any officer, director or Affiliate of either of them, in connection with this Agreement.
     1.2 List of Additional Definitions. The following is a list of additional terms used in this Agreement and a reference to the Section hereof in which such term is defined:

Term	Section

Agreement	Preamble
Assets	2.1
Assignment and Assumption Agreement	6.2(b)
Assumed Obligations and Liabilities	2.2
Basket	7.6
Billing Statements	3.7
Business	Recitals
Breakup Escrow Agreement	Recitals
Breakup Escrow Fund	Recitals

Term	Section

Buyer	Preamble
Buyer Escrow Deposit	2.5
Buyer Fund Escrow Agreement	2.5
Buyer Fund Escrow Termination Date	2.5
Buyer Indemnitees	7.1
Cap	7.6
Claim Notice	7.3(a)
Closing	6.1
Closing Date	6.1
Confidential Information	5.3
Covenant Period	5.4
Escrow Agent	2.4
Final Format Data	2.3(b)
Indemnified Party	7.3(a)
Indemnifying Party	7.3(a)
Nonassignable Items	2.6(b)
Parent	Preamble
Party	Preamble
Purchase Price	2.3(a)
Purchased Subscribers	Recitals
Retained Liabilities	2.2
Seller	Preamble
Seller Escrow Deposit	2.4
Seller Fund Escrow Agreement	2.4
Seller Indemnitees	7.2
Subscribers	Recitals
Third Party Claim Notice	7.4(b)
TPV Recordings	2.3(c)
     1.3 Rules of Construction. Unless otherwise expressly provided in this Agreement, (i) words used in this Agreement, regardless of the gender used, shall be deemed and construed to include any other gender, masculine, feminine, or neuter, as the context requires; (ii) the word “including” is not limiting, and the word “or” is not exclusive; (iii) the capitalized term “Section” refers to sections of this Agreement; (iv) references to a particular Section include all subsections thereof, (v) references to a particular statute or regulation include all amendments thereto, rules and regulations thereunder and any successor statute, rule or regulation, or published clarifications or interpretations with respect thereto, in each case as from time to time in effect; (vi) references to a Person include such Person’s successors and assigns to the extent not prohibited by this Agreement; and (vii) references to a “day” or number of “days” shall be interpreted as a reference to a calendar day or number of calendar days.

ARTICLE 2
PURCHASE AND SALE
     2.1 Purchase and Sale of Assets. Subject to the terms and conditions set forth in this Agreement, at Closing, Seller shall transfer to Buyer, and Buyer shall acquire from Seller, free and clear of all Liens, the following described assets and properties, tangible and intangible, used by or useful to Seller in its operation of, or otherwise relating to, the Purchased Subscribers (the “Assets”):
     (a) subject to Section 2.7, all rights, benefits and interests of Seller in, under or pursuant to all Contracts (provided that all receivables and revenues related to or generated from billings related to services provided by Parent or Seller prior to the Closing shall not be deemed an Asset and shall be retained by Seller), including all revisions or amendments thereto, and Licenses;
     (b) the customer database and history related to each Purchased Subscriber, including without limitation any and all data, indexes and content contained in such database, and any copyrights thereto; and
     (c) all books and records relating to the Purchased Subscribers, subject to the right of Seller to have such books and records made available to Seller for a reasonable period, not to exceed three years from the Closing Date.
     2.2 Assumed Obligations and Liabilities; Retained Liabilities. After the Closing, Buyer shall assume, pay, discharge, and perform all obligations and liabilities arising after the Closing that are related to the Assets or arise from or under (i) Buyer’s or its Affiliates’ use of the Assets or provision of services to the Purchased Subscribers, or (ii) the Contracts (collectively, the “Assumed Obligations and Liabilities”). All obligations and liabilities arising out of or relating to the Assets other than the Assumed Obligations and Liabilities shall remain and be the obligations and liabilities solely of Seller (collectively, the “Retained Liabilities”).
     2.3 Purchase Price; Final Format Data; TPV Recordings; Purchase Price Adjustment.
     (a) Purchase Price. Buyer shall pay to Parent $3,092,330 (the “Purchase Price”), which amount is based upon the transfer of 14,185 Purchased Subscribers (comprised of approximately 3,000 current Subscribers (billed in the same month) and approximately 11,185 previous Subscribers (billed in arrears)). The Purchase Price is payable as set forth below.
     (i) At the Closing, Buyer shall pay to Seller by wire transfer to the account and pursuant to the instructions set forth on Schedule 2.3(a)(i) an amount equal to (i) the Purchase Price minus (ii) the Breakup Escrow Fund minus (iii) the Seller Escrow Deposit.

     (ii) At the Closing, Buyer shall release the Breakup Escrow Fund to Parent by issuing a joint written instruction with Parent instructing the escrow agent under the Breakup Escrow Agreement to release the Breakup Escrow Fund to Parent.
     (iii) At the Closing, Buyer shall deposit the Seller Escrow Deposit with Escrow Agent pursuant to Section 2.4.
     (b) Final Format Data. At the Closing, Buyer shall provide to Seller data relating to at least 12,909 Purchased Subscribers in final format as set forth in Exhibit 2.3(b) (the “Final Format Data”).
     (c) TPV Recordings. On or before the date 7 days after the Closing, Seller shall provide to Buyer a copy of all third-party-verification recordings (“TPV Recordings”) for each of the Purchased Subscribers. If TPV Recordings are not available for Purchased Subscribers billed prior to the Closing via BSG Clearing Solutions clearinghouse, such Purchased Subscribers shall not be acquired by Buyer and the Purchase Price shall be adjusted pursuant to Section 2.3(d). If TPV Recordings are stored at a third party location, Seller shall provide Buyer with access to the third party location for a period of twelve months after the Closing.
     (d) Purchase Price Adjustment. Promptly after the Closing, Buyer and Seller shall mutually determine the actual number of Purchased Subscribers transferred to Buyer. If the number of Purchased Subscribers transferred to Buyer is less than 14,343, then Seller shall deliver a written instruction to Escrow Agent within five business days of Closing instructing Escrow Agent to release to Buyer from the Seller Escrow Deposit an amount equal to $218.00 per Purchased Subscriber for the deficiency and the Purchase Price shall be reduced accordingly. For purposes of determining the number of Purchased Subscribers transferred to Buyer for this Section 2.3(d), a Purchased Subscriber shall be deemed to have been transferred to Buyer only if (i) such Purchased Subscriber was billed by Seller in the most recent month prior to the Closing and Seller was not aware of anything which would reasonably lead Seller to believe that the amount billed to such Purchased Subscriber on such bill was uncollectible and (ii) Seller has not received a written or telephonic notice from or on behalf of such Purchased Subscriber indicating that such Purchased Subscriber intends to cancel or has cancelled.
     2.4 Seller Escrow Fund. At the Closing, Buyer shall deposit $309,233 (the “Seller Escrow Deposit”) into an escrow account with Alliance Bank of Arizona (the “Escrow Agent”) under an Escrow Agreement in the form attached hereto as Exhibit B executed and delivered by Seller, Parent, Buyer and Escrow Agent (the “Seller Fund Escrow Agreement”). Seller and Buyer shall each pay one-half of the fees and expenses of the Escrow Agent in connection with the administration of the Seller Fund Escrow Agreement. Buyer shall be entitled to seek indemnification for any Losses for which it is entitled to be indemnified pursuant to Section 7.1 by making a claim to Escrow Agent, as evidenced by joint instructions to be given by Buyer and Parent in accordance with the Seller Fund Escrow Agreement, for payment from the Seller Escrow Deposit. On the date nine months after the Closing Date, Parent and Buyer shall jointly instruct the Escrow Agent to disburse to Seller the entire Seller Escrow Deposit, plus any accrued interest, less (a) any amounts disbursed by Escrow Agent in payment of claims made by Buyer and (b) any amounts subject to claims made by Buyer but not disbursed by Escrow Agent (which amounts shall continue to be held by Escrow Agent until disbursed in accordance with the terms of the Seller Fund Escrow Agreement). The Seller Escrow Deposit shall not constitute the limit of Seller’s liability to Buyer, and Buyer shall retain all indemnification rights and remedies pursuant to Article 7 in this Agreement.
     2.5 Buyer Escrow Fund. At the Closing, Buyer shall deposit $50,000 into an escrow account (the “Buyer Escrow Deposit”) with the Escrow Agent under an Escrow Agreement in the form attached hereto as Exhibit C executed and delivered by Seller, Parent, Buyer and Escrow Agent at the Closing (the “Buyer Fund Escrow Agreement”). Seller and Buyer shall each pay one-half of the fees and expenses of the Escrow Agent in connection with the administration of the Buyer Fund Escrow Agreement. Seller shall be entitled to seek indemnification for any Losses for which it is entitled to be indemnified pursuant to Section 7.2 by making a claim to Escrow Agent, as evidenced by joint instructions to be given by Buyer and Parent in accordance with the Buyer Fund Escrow Agreement, for payment from the Buyer Escrow Deposit. On the date 120 days after the Closing Date (the “Buyer Fund Escrow Termination Date”), Parent and Buyer shall jointly instruct the Escrow Agent to disburse to Buyer the entire Buyer Escrow Deposit, plus any accrued interest, less (a) any amounts disbursed by Escrow Agent in payment of claims made by Parent or Seller and (b) any amounts subject to claims made by Parent or Seller but not disbursed by Escrow Agent (which amounts shall continue to be held by Escrow Agent until disbursed in accordance with the terms of the Buyer Fund Escrow Agreement). The Buyer Escrow Deposit shall not constitute the limit of Buyer’s liability to Parent and Seller, and Parent and Seller shall retain all indemnification rights and remedies pursuant to Article 7 in this Agreement.
     2.6 Credits Processed by LECs or Clearinghouses.
     (a) Credits processed by LECs or clearinghouses shall be the responsibility of the Party who submitted the original billing to the LEC or clearinghouse, as applicable.
     (i) During the period from the Closing until the Buyer Fund Escrow Termination Date, on the last day of each calendar month and on the Buyer Fund Escrow Termination Date, Buyer will provide to Seller a report listing all credits processed in error against Buyer’s settlements or as an adjustment to reserves by LECs or clearinghouses, as applicable, and the total amount owed to Buyer by Seller. Buyer and Seller shall then promptly jointly instruct the Escrow Agent to disburse to Buyer such amount from the Seller Escrow Deposit. Following the Buyer Fund Escrow Termination Date, Buyer cannot make any claim against Seller for credits processed in error related to Purchased Subscribers.
     (ii) During the period from the Closing until the Buyer Fund Escrow Termination Date, on the last day of each calendar month and on the Buyer Fund Escrow Termination Date, Seller will provide to Buyer a report listing all credits processed in error against Seller’s settlements or as an adjustment to reserves by

LECs or clearinghouses, as applicable, and the total amount owed to Seller by Buyer. Buyer and Seller shall then promptly jointly instruct the Escrow Agent to disburse to Seller such amount from the Buyer Escrow Deposit. Following the Buyer Fund Escrow Termination Date, Seller cannot make any claim against Buyer for credits processed in error related to Purchased Subscribers.
     (b) If Buyer or its Affiliates receives a refund request from a Purchased Subscriber related to services provided by Seller prior to Closing, Buyer shall only transfer such Purchased Subscriber to Seller at phone number for the aggregator for that customer set forth in Schedule 2.6(b) and make no commitment regarding issuing a refund. Buyer and its Affiliates shall not make any other statement or suggestion to such Purchased Subscriber.
     2.7 Assignability and Consents.
     (a) Required Consents. Schedule 2.7 sets forth a list of all Contracts and Licenses which are non-assignable or non-transferable to Buyer without the consent of some other Person. Seller has taken or caused to be taken by others, all commercially reasonable actions to obtain or satisfy all Consents from any Persons necessary to authorize, approve or permit the full and complete sale, conveyance, assignment or transfer of the Assets; provided, however, that neither Parent nor Seller has undertaken nor is either responsible for notifying the Purchased Subscribers of the transfer of their accounts nor is either providing any assurance that the Purchased subscribers will not terminate or request a cancellation of their Contract.
     (b) Nonassignable Items. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to sell, convey, assign, sublease or transfer any Assets, including Contracts and Licenses, if an attempted sale, conveyance, assignment, or transfer thereof, without the consent of another Person, would constitute a breach of, or in any way affect the rights of either Seller or Buyer with respect to, such Assets (“Nonassignable Items”). Seller shall use reasonable efforts (and Buyer shall cooperate in all reasonable respects with Seller) to obtain and satisfy all Consents and to resolve all impracticalities of sale, conveyance, assignment, or transfer necessary to convey to Buyer all Nonassignable Items. If any such Consents are not obtained and satisfied or if an attempted sale, conveyance, assignment, or transfer would be ineffective, Seller shall enter into such arrangements (including related written agreements) as Buyer may reasonably request to provide Buyer with the benefit of the Nonassignable Items.
ARTICLE 3
PARENT’S AND SELLER’S REPRESENTATIONS AND WARRANTIES
     Parent and Seller represent and warrant to Buyer, as of the date of this Agreement and as of Closing, as follows:

     3.1 Organization of Seller. Seller is a corporation validly existing and in good standing under the laws of the State of Nevada, and has all requisite power and authority to own and lease the properties and assets it currently owns and leases and to conduct its activities as such activities are currently conducted.
     3.2 Authority. Each of Seller and Parent has all requisite power and authority to execute, deliver, and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby by Parent and Seller have been duly and validly authorized by all necessary action on the part of Parent and Seller, and this Agreement has been duly and validly executed and delivered by Parent and Seller, and is the valid and binding obligation of each of Parent and Seller, enforceable against Parent and Seller in accordance with its terms, except to the extent that enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws relating to or affecting the rights and remedies of creditors generally and (ii) general principles of equity.
     3.3 No Conflict; Required Consents. The execution, delivery, and performance by Seller of this Agreement do not and will not (i) conflict with or violate any provision of the Organizational Documents of Parent or Seller, (ii) violate any provision of any Legal Requirements, (iii) except for Consents set forth on Schedule 3.3, conflict with, violate, result in a breach of, constitute a default under (without regard to requirements of notice, lapse of time, or elections of other persons, or any combination thereof) or accelerate or permit the acceleration of the performance required by, any Contract or License to which Parent or Seller is a party and by which the Assets are bound or affected, or (iv) result in the creation of imposition of any Lien against or upon any of the Assets; or (v) except as set forth on Schedule 3.3, require any consent, approval, or authorization of, or filing of any certificate, notice, application, report, or other document with, any Governmental Authority or other Person.
     3.4 Subscribers. As of January 16, 2009, the Subscribers had the attributes set forth in Schedule 3.4 attached hereto. Since January 16, 2009, there have been no material changes to such attributes. None of the Purchased Subscribers is subject to current actions by the attorney general of any state.
     3.5 Litigation. Except as set forth on Schedule 3.5, there is no (i) outstanding Judgment against Parent or Seller requiring Parent or Seller to take any action of any kind with respect to the Assets, or to which the Assets are subject or by which they are bound or affected; or (ii) Litigation pending or, to Seller’s Knowledge, threatened, against Parent or Seller that individually or in the aggregate might adversely affect the Assets or the ability of Parent or Seller to perform their respective obligations under this Agreement.
     3.6 Taxes. Parent and Seller have duly and timely paid all Taxes with respect to the Assets which have become due and payable by either of them. Neither Parent nor Seller has received notice of, nor does either Parent or Seller have any Knowledge of, any notice of deficiency or assessment of proposed deficiency or assessment from any taxing Governmental Authority with respect to the Assets. There are no audits pending with respect to the Assets and there are no outstanding agreements or waivers by Parent or Seller that extend the statutory period of limitations applicable to any federal, state, local, or foreign tax returns or Taxes with respect to the Assets. Parent and Seller have duly and timely filed in true and correct form all Tax returns and Tax reports required to be filed by Parent or Seller with respect to the Assets.
     3.7 Billing Statements. Seller has delivered to Buyer true, complete and correct copies of its internally prepared billing and collection statements reflecting the financial results of the Purchased Subscribers for the months ending October 31, 2008, December 31, 2008 and January 31, 2009 (collectively, the “Billing Statements”). The Billing Statements accurately and completely present all of the cash flows, income, expenses, liabilities and operations of Seller with respect to the Assets at the respective dates thereof.
     3.8 No Material Adverse Change. There has been no Material Adverse Change in the Assets since December 31, 2008, and since such date, the Assets have not been materially and adversely affected as a result of any fire, explosion, accident, casualty, labor trouble, flood, drought, riot, storm, condemnation or act of God or public force or otherwise.
     3.9 No Undisclosed Liabilities. To the Knowledge of Seller, there are no, and on the Closing Date there will not be any, liabilities of Seller (except, as to the Seller, such liabilities that do not relate to or affect the Assets) of any kind whatsoever, known or unknown, whether accrued, contingent, absolute, determined, determinable or otherwise, and to the Knowledge of Seller, there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability that is not disclosed on any Schedule or set forth in the Billing Statements.
     3.10 Compliance with Legal Requirements. The operation of Parent’s and Seller’s business as it relates to the Assets as currently conducted does not violate or infringe any Legal Requirements currently in effect or, to the Knowledge of Seller, proposed to become effective. Except as may be set forth on Schedule 3.10, neither Parent nor Seller has received notice of any violation by Seller of any Legal Requirement applicable to the operation of Seller’s business as it relates to the Assets as currently conducted, and knows of no basis for the allegation of any such violation. Neither Parent nor Seller is in default of or in violation with respect to any Judgment.
     3.11 Books and Records. All of the books, records, and accounts of Seller related to the Assets are in all material respects true and complete, are maintained in accordance with good business practices and all applicable Legal Requirements, and accurately present and reflect in all material respects all of the transactions therein described.
     3.12 Terms and Conditions. Schedule 3.12 sets forth the standard terms and conditions of Seller for each of the Purchased Subscribers. Except as set forth in Schedule 3.12, all of the Purchased Subscribers are subject to such standard terms and conditions.
     3.13 Finders and Brokers. Seller has not employed any financial advisor, broker or finder, or incurred any liability for any financial advisory, brokerage, finder’s or similar fee or commission in connection with the transaction contemplated by this Agreement for which Buyer will in any way have any liability.

ARTICLE 4
BUYER’S REPRESENTATIONS AND WARRANTIES
     Buyer represents and warrants to Seller, as of the date of this Agreement and as of the Closing as follows:
     4.1 Organization and Qualification of Buyer. Buyer is a corporation duly organized and validly existing under the laws of the State of Delaware and has all requisite power and authority to own and lease the properties and assets it currently owns and leases and to conduct its activities as such activities are currently conducted.
     4.2 Authority. Buyer has all requisite power and authority to execute, deliver, and perform this Agreement and consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby on the part of Buyer have been duly and validly authorized by all necessary action on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer, and is the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except to the extent that enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws relating to or affecting the rights and remedies of creditors generally and (ii) general principles of equity.
     4.3 No Conflict; Required Consents. The execution, delivery, and performance by Buyer of this Agreement do not and will not (i) conflict with or violate any provision of the Organizational Documents of Buyer, (ii) violate any provision of any Legal Requirements, or (iii) require any consent, approval or authorization of, or filing of any certificate, notice, application, report, or other document with, any Governmental Authority or other Person.
     4.4 Finders and Brokers. Buyer has not employed any financial advisor, broker or finder, or incurred any liability for any financial advisory, brokerage, finder’s or similar fee or commission in connection with the transaction contemplated by this Agreement for which Seller will in any way have any liability.
ARTICLE 5
COVENANTS
     5.1 Transfer Taxes. All sales, use, transfer, and similar Taxes (but excluding Taxes based on income or capital gains), fees, and assessments arising from or payable in connection with the transfer of the Assets by Buyer shall be paid by Buyer.
     5.2 Data Transfer Procedures. The Parties will perform and comply with the customer and data transfer procedures set forth on Schedule 5.2.
     5.3 Confidentiality. Each Party shall keep confidential any non-public information that such Party may receive from another Party in connection with this Agreement unrelated to the Assets as well as any non-public information in the possession of such party related to the

Assets (any such information that a party is required to keep confidential pursuant to this sentence shall be referred to as “Confidential Information”). Each Party shall not disclose any Confidential Information to any other Person (other than its Affiliates and its and its Affiliates’ directors, officers and employees, and representatives of its advisers and lenders) or use such information to the detriment of the other; provided that (i) such Party may use and disclose any such information once it has been publicly disclosed (other than by such Party in breach of its obligations under this Section) or which, to its knowledge, rightfully has come into the possession of such Party (other than from the other Party), and (ii) to the extent that such Party may, in the reasonable judgment of its counsel, be compelled by Legal Requirements to disclose any of such information, such Party may disclose such information if it has used commercially reasonable efforts, and has afforded the other the opportunity, to obtain an appropriate protective order, or other satisfactory assurance of confidential treatment, for the information compelled to be disclosed.
     5.4 Nonsolicitation.
     (a) Parent and Seller hereby covenant and agree that, during a period of three years commencing on the Closing Date (the “Covenant Period”), neither Parent, Seller nor any of their Affiliates shall contact any Purchased Subscriber (i) with the intent of interfering with their relationship with Buyer or (ii) seeking to establish a revenue-generating relationship with such Purchased Subscriber which is competitive to the Business.
     (b) Parent and Seller hereby agree that a violation or attempted or threatened violation of the covenants or other provisions contained in this Section 5.4, or any part thereof, by Parent and Seller will cause irreparable injury to Buyer with respect to the Assets for which money damages would be inadequate, and that Buyer shall be entitled, in addition to any other rights or remedies they may have, whether in law or in equity, to obtain an injunction, enjoining and restraining Parent or Seller from violating or attempting or threatening to violate any provision of this Agreement, including the covenants contained in this Section 5.4.
ARTICLE 6
CLOSING
     6.1 Closing. The purchase and sale (the “Closing”) provided for in this Agreement shall take place remotely by the exchange of counterpart signature pages and documents on the date of this Agreement (the “Closing Date”).
     6.2 Seller’s Obligations. At Closing, Seller shall deliver or cause to be delivered to Buyer, the following:
     (a) Bill of Sale and Assignment. A Bill of Sale in the form of Exhibit D transferring the Assets from Seller to Buyer, signed by Seller.

     (b) Assignment and Assumption Agreement. An Assignment and Assumption Agreement in the form of Exhibit E (the “Assignment and Assumption Agreement”) assigning all of Seller’s right, title and interest to the Contracts to Buyer, signed by Seller.
     (c) Escrow Agreements. The Seller Fund Escrow Agreement and Buyer Fund Escrow Agreement, each signed by Parent, Seller and Escrow Agent.
     (d) Books and Records. To the extent not previously delivered, copies of all customer and subscriber lists, engineering records, files and records used by Seller in connection with the Purchased Subscribers.
     (e) Consents. Any Consents, in form and substance satisfactory to Buyer.
     (f) Lien Releases. Results of searches of the appropriate public records (as determined and paid for by Buyer), dated no more than ten days prior to the Closing Date, or other evidence satisfactory to it, that there exist no Liens affecting the Assets or reasonable assurances that any such Liens affecting the Assets will be terminated at or prior to the Closing.
     (g) Certificate of Good Standing. A Certificate of Good Standing of Seller.
     (h) Final Format Data. The Final Format Data, as set forth in Section 2.3(b).
     (i) Other. Such other documents and instruments as shall be necessary to effect the intent of this Agreement and consummate the transactions contemplated hereby.
     6.3 Buyer’s Obligations. At Closing, Buyer shall deliver or cause to be delivered to Seller the following:
     (a) Purchase Price. The Purchase Price, as set forth in Section 2.3(a).
     (b) Escrow Deposit. Evidence of the deposit of the Buyer Escrow Deposit having been deposited with Escrow Agent satisfactory to Parent.
     (c) Escrow Agreements. The Seller Fund Escrow Agreement and Buyer Fund Escrow Agreement, each signed by Buyer and Escrow Agent.
     (d) Assignment and Assumption Agreement. The Assignment and Assumption Agreement, signed by Buyer.
     (e) Other. Such other documents and instruments as shall be necessary to effect the intent of this Agreement and consummate the transactions contemplated hereby.

ARTICLE 7
INDEMNIFICATION
     7.1 Indemnification by Parent and Seller. Subject to the provisions of Sections 7.5 and 7.6, Parent and Seller shall, jointly and severally, defend, indemnify and hold harmless Buyer, its Affiliates, agents, and representatives (“Buyer Indemnitees”), and any third party claiming by or through any of them, as the case may be, from and against any and all Losses arising out of or resulting from:
     (a) any material inaccuracy of a representation or warranty made by Seller or Parent in this Agreement when made;
     (b) any material breach of a covenant, agreement, or obligation of Parent or Seller in this Agreement;
     (c) the failure to timely pay, satisfy or discharge any of the Retained Liabilities;
     (d) any credits processed in error against Seller’s settlements or as an adjustment to reserves by LECs or clearinghouses for which Buyer submitted the original billing to the LEC or clearinghouse, as applicable; provided, however, that this indemnity shall terminate on the Buyer Escrow Fund Termination Date; and
     (e) any adjustment to the Purchase Price pursuant to Section 2.3;
provided, however, that Buyer acknowledges and agrees that neither Parent nor Seller shall have any liability to any Buyer Indemnitee under any provision of this Agreement for any Losses to the extent that such Loss relates to action taken by the Buyer, its Affiliates or any other person (other than the Seller in breach of this Agreement) after the Closing Date; provided, further, that neither Parent nor Seller will have any liability to Buyer nor will Buyer have any right to indemnification or reimbursement from Parent or Seller for refunds paid to Purchased Subscribers directly by Buyer or its Affiliates related to services provided by Seller prior to Closing unless such specific refund in approved in advance by Parent in writing. Buyer shall take and shall cause its Affiliates to take all reasonable steps to mitigate any Losses upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto.
     7.2 Indemnification by Buyer. Subject to the provisions of Sections 7.5 and 7.6, Buyer shall defend, indemnify and hold harmless Parent, Seller, their respective Affiliates, agents, and representatives (“Seller Indemnitees”), and any third party claiming by or through any of them, as the case may be, from and against any and all Losses arising out of or resulting from:
     (a) any material inaccuracy of a representation or warranty made by Buyer in this Agreement when made;

     (b) any material breach of a covenant, agreement, or obligation of Buyer in this Agreement;
     (c) the failure to timely pay, satisfy or discharge any of the Assumed Obligations and Liabilities;
     (d) any credits processed in error against Buyer’s settlements or as an adjustment to reserves by LECs or clearinghouses for which Seller submitted the original billing to the LEC or clearinghouse, as applicable; provided, however, that this indemnity shall terminate on the Buyer Escrow Fund Termination Date; and
     (e) up to $38,000 per week for reasonable costs or fees borne by Parent or Seller for continuing to provide billing services related to the Purchased Subscribers after the Closing.
     7.3 Indemnification Procedure.
     (a) A Party seeking indemnification hereunder (the “Indemnified Party”) shall give promptly to the Party obligated to provide indemnification to such Indemnified Party (the “Indemnifying Party”) a written notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to the claim for indemnification hereunder and shall include in such Claim Notice the amount or the method of computation of the amount of such claim (if then known), and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based; provided, however, that the failure of any Indemnified Party to give the Claim Notice promptly as required by this Section 7.3 shall not affect such Indemnified Party’s rights under this Section 7.3, except to the extent such failure is actually prejudicial to the rights and obligations of the Indemnifying Party.
     (b) After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which an Indemnified Party shall be entitled under this Section 7.3 shall be determined:
     (i) by the written agreement of the Indemnified Party and the Indemnifying Party; provided, however, that the Indemnifying Party shall be deemed to have agreed to any claim by the Indemnified Party if the Indemnifying Party does not notify the Indemnified Party in writing of the Indemnifying Party’s objection within 30 days of receipt of the Claim Notice;
     (ii) by a final ruling, judgment or decree of any arbitrator or court of competent jurisdiction; or
     (iii) by any other means to which the Indemnified Party and the Indemnifying Party shall agree.

     (c) The ruling, judgment or decree of an arbitrator or court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined. The Indemnified Party shall have the burden of proof in establishing the amount of Losses suffered by it. All amounts due to the Indemnified Party as so finally determined shall be paid by wire transfer of immediately available funds within 10 days after such final determination.
     7.4 Third-Party Claims.
     (a) Promptly after receipt by a Party entitled to indemnity under this Article 7 of notice of the assertion of a third-party claim against it, such Indemnified Party shall give notice to the Party obligated to indemnify under such Article of the assertion of such third-party claim, provided that the failure to notify the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party, except to the extent that the Indemnifying Party demonstrates that the defense of such third-party claim is prejudiced by the Indemnified Party’s failure to give such notice. After notice to the Indemnifying Party, the Indemnified Party shall promptly deliver to the Indemnifying Party copies of all notices and documents (including court papers) relating to that third-party claim.
     (b) If an Indemnified Party gives notice to the Indemnifying Party of the assertion of a third-party claim (the “Third Party Claim Notice”), the Indemnifying Party shall be entitled to participate in the defense of such third-party claim with counsel of its own choice or to assume the defense of such third-party claim with counsel reasonably satisfactory to the Indemnified Party. Subject to the provisions hereof, if the Indemnifying Party does not give notice to the Indemnified Party of its election to assume the defense of such third-party claim, the Indemnifying Party will be bound by any determination made in such third-party claim or any compromise or settlement effected by the Indemnified Party, including, without limitation, the payment of reasonable attorneys’ fees, costs and expenses incurred in connection therewith; provided that the Indemnifying Party shall not be liable for any compromise or settlement made by an Indemnified Party unless the Indemnified Party has provided at least 20 business days’ advance written notice of a pending compromise or settlement (which notice shall set forth or describe all material terms of the pending compromise or settlement in reasonable detail) and within such period Indemnifying Party does not give notice to Indemnified Party of both its rejection of the terms of the compromise or settlement and its election to assume the defense of the related third party claim.
     (c) After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such third-party claim, the Indemnifying Party shall keep the Indemnified Party reasonably informed as to the status of the third-party claim. The Indemnifying Party shall not, so long as it diligently conducts such defense, be liable to the Indemnified Party under this Article 7 for any fees of other counsel or any other expenses with respect to the defense of such third-party claim, in each case subsequently incurred by the Indemnified Party (after assumption of the defense by the Indemnifying

Party) if the Indemnified Party decides to participate in any such proceeding with counsel of its choice and at its own expense. Notwithstanding the foregoing, the Indemnifying Party shall be responsible for costs of investigation and fees of counsel or any other expenses already incurred by the Indemnified Party prior to the assumption by the Indemnifying Party of the defense of such third-party claim (provided that the Indemnified Party has timely provided a Third Party Claim Notice). Furthermore, to the extent that counsel for the Indemnified Party and the Indemnifying Party reasonably conclude in good faith that, in light of any actual or potential conflict of interest or different and material legal defenses available to the Indemnifying Party and the Indemnified Party, it would be inappropriate for legal counsel selected by the Indemnifying Party to represent the Indemnified Party with respect to certain claims or defenses, the Indemnified Party shall be entitled to retain separate counsel at the Indemnifying Party’s expense with respect to such claims and defenses.
     (d) If the Indemnifying Party assumes the defense of, and diligently defends, a third-party claim, no compromise or settlement of such third-party claims may be effected by the Indemnifying Party without the Indemnified Party’s prior written consent; provided that such consent of the Indemnified Party shall not be required if (i) there is no finding or admission of any violation of laws which affect the Indemnified Party or (ii) either (A) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party, or (B) the Indemnifying Party agrees in writing to pay any amounts payable pursuant to a settlement agreement and such settlement includes an unconditional and irrevocable release of the Indemnified Party. The Indemnified Party shall have no Liability with respect to any compromise or settlement of such third-party claims affected without its consent.
     (e) Notwithstanding the foregoing, the Indemnifying Party will not be entitled to assume (or retain, as applicable) control of such defense if (A) the claim for indemnification is with respect to any criminal proceeding, indictment or allegation against the Indemnified Party, or (B) upon the Indemnifying Party failing to diligently defend such claim in good faith, which failure continues for a period of 30 days following written notice from the Indemnified Party to the Indemnifying Party.
     7.5 Survival of Representations and Warranties. Unless specified otherwise in this Agreement, the representations and warranties of Parent, Seller and Buyer in this Agreement shall survive Closing for a period of nine months, except for (i) those contained in Sections 3.1 (Organization of Seller), 3.2 (Authority), 3.3 (No Conflict; Required Consents), 3.6 (Taxes), 4.1 (Organization and Qualification of Buyer), 4.2 (Authority) and 4.3 (No Conflict; Required Consents), which shall survive indefinitely. Neither Parent, Seller nor Buyer shall have any liability under Sections 7.1(a) and 7.2(a), respectively, unless a claim for Losses for which indemnification is sought thereunder is asserted by Buyer, on the one hand, or Parent or Seller, on the other hand, within the applicable survival period.
     7.6 Indemnification Limitations. The aggregate dollar amount of all payments Parent or Seller shall be obligated to make pursuant to Section 7.1 of this Agreement shall be

$1,000,000.00 (the “Cap”). No Buyer Indemnitee shall be entitled to any indemnification pursuant to this Article 7 until such time as the Losses of all Buyer Indemnitees exceed $50,000.00 (the “Basket”) and thereupon Parent and Seller shall become obligated to indemnify the Buyer Indemnitees only for the amount by which such claims or Losses exceed the Basket. Notwithstanding the foregoing, the Cap and Basket shall not apply to any Losses resulting from (i) the material breach of any representation or warranty contained in Sections 3.2, 3.3 or 3.6, (ii) an adjustment to the Purchase Price in accordance with Section 2.3, (iii) settlement of credits processed in error by LECs or clearinghouses in accordance with Section 2.6, or (iv) actual fraud, willful misconduct or intentional misrepresentation by Parent or Seller.
     7.7 Net of Insurance Recoveries. With respect to the amount of any Losses subject to indemnification under Article 7, the determination of such Losses shall be calculated net of any actual recoveries obtained by the Indemnified Party or any of its Affiliates from any other third party; provided, however, that notwithstanding the foregoing, nothing herein shall be deemed to require any Indemnified Party to use efforts to effect recovery of available insurance claims in connection with any claim for any Losses, or to purchase insurance with respect to matters subject to indemnification hereunder, and decisions regarding the purchase of such insurance shall be at each Party’s sole discretion.
     7.8 No Consequential Damages. Notwithstanding anything to the contrary elsewhere in this Agreement, no Party shall, in any event, be liable to any other person for any consequential, incidental, indirect, special or punitive damages of such other person, including loss of future revenue, income or profits, or loss of business reputation or opportunity relating to the breach or alleged breach hereof.
     7.9 Sole and Exclusive Remedy. From and after the Closing, the remedies provided for in this Article 7 shall be the sole and exclusive remedy of any Indemnified Party for any claim arising out of or related to this Agreement, the exhibits and schedules hereto or the transactions contemplated hereby or thereby (regardless of the Legal Requirement or legal theory upon which claim is based), including, but not limited to, the breach of any representation, warranty or covenant contained in this Agreement, any exhibit or schedules to this Agreement, or any other certificate or document delivered by the Parties hereto pursuant to the terms hereof; provided, however, that nothing contained in this Agreement shall limit or impair any right that an Indemnified Party may have to sue and obtain equitable relief, including specific performance and other injunctive relief, or any right or remedy that the Indemnified Party may have against any Indemnifying Party for any Losses incurred as a result of claims brought on the basis of fraud or willful misconduct.
ARTICLE 8
MISCELLANEOUS PROVISIONS
     8.1 Expenses. Except as otherwise provided in this Agreement, each of the Parties shall pay its own expenses and the fees and expenses of its counsel, accountants, and other experts in connection with this Agreement.

     8.2 Waivers. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party hereto, shall be deemed to constitute a waiver by the party taking the action of compliance with any representation, warranty, covenant or agreement herein. The waiver by any party hereto of any condition or of a breach of another provision of this Agreement shall not operate or be construed as a waiver of any other condition or subsequent breach. The waiver by any party of any of the conditions precedent to its obligations under this Agreement shall not preclude it from seeking redress for breach of this Agreement other than with respect to the condition so waived.
     8.3 Notices. All notices, requests, demands, applications, services of process, and other communications which are required to be or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if sent by facsimile transmission, courier, certified first class mail, postage prepaid, return receipt requested, or overnight delivery service to the Parties hereto at the following addresses:
To Seller:	LiveDeal, Inc. 2490 E. Sunset Rd., Suite 100 Las Vegas, NV 89120 Attention: Michael Edelhart Facsimile: 702-974-1180

Copy to:	Snell & Wilmer L.L.P. One Arizona Center Phoenix, AZ 85004-2202 Attention: Dan Mahoney Facsimile: 602-382-6070

To Buyer:	Local.com Corporation One Technology Drive, Building G Irvine, CA 92618 Attention: Chief Financial Officer Facsimile: 949-341-5396

Copy to:	Rutan & Tucker, LLP 611 Anton Blvd, Suite 1400 Costa Mesa, CA 92626 Attention: Derek D. Dundas Facsimile: (714) 546-9035
or to such other address as any party shall have furnished to the other by notice given in accordance with this Section. Such notice shall be effective, (i) if sent by facsimile transmission, when confirmation of transmission is received, or (ii) otherwise, upon actual receipt or rejection by the intended recipient.

     8.4 Publicity. Parent and Buyer shall consult with and cooperate with the other with respect to the content and timing of all press releases and other public announcements. Except as required by applicable legal requirements, neither Seller nor Buyer shall make any such release, announcement, or statements without the prior written consent and approval of the other, and each shall keep the existence and terms of this Agreement confidential.
     8.5 Binding Effect; Benefits. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. Except for the assignment by Buyer to any Affiliate of Buyer, neither Buyer nor Seller shall assign this Agreement or delegate any of its duties hereunder to any other party without the prior written consent of the other, which consent shall not be unreasonably withheld.
     8.6 Entire Agreement; Amendments. This Agreement and the Exhibits and Schedules hereto embody the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect thereto. This Agreement may not be modified orally, but only by an agreement in writing signed by the Party or Parties against whom any waiver, change, amendment, modification, or discharge may be sought to be enforced.
     8.7 Governing Law. The validity, performance, and enforcement of this Agreement shall be governed by the laws of the State of California, without giving effect to the principles of conflicts of law of such state. The Parties agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby or thereby may be brought in the United States District Court for the Central District of California, Orange County Division, and each of the Parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding.
     8.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together will be deemed to be one and the same instrument.
     8.9 Further Assurances. From time to time after Closing, Seller shall, if requested by Buyer, make, execute and deliver to Buyer such additional assignments, bills of sale, deeds and other instruments of transfer, as may be necessary or proper to transfer to Buyer all of Seller’s right, title, and interest in and to the Assets.
     8.10 Attorneys’ Fees. The prevailing party in any action to enforce the terms of this Agreement shall be entitled to reimbursement by the other party for all costs (including reasonable attorneys’ fees) incurred in connection with such proceeding, in addition to any other remedies to which it may be entitled.
     8.11 Schedules and Exhibits; Headings. All references herein to schedules and exhibits are to the schedules and exhibits attached hereto, which shall be incorporated in and constitute a part of this Agreement by such reference. The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning of this Agreement.

     8.12 Remedies Cumulative. Except as expressly provided otherwise in this Agreement, in addition to any remedies provided in this Agreement, the Parties will have all remedies provided at law or in equity. The rights and remedies provided in this Agreement or otherwise under applicable laws will be cumulative and the exercise of any particular right or remedy will not preclude the exercise of any other rights or remedies in addition to, or as an alternative of, such right or remedy, except as expressly provided otherwise in this Agreement.
[Signature page follows.]

     IN WITNESS WHEREOF, The Parties have executed this Agreement as of the date set forth above.

BUYER:	Local.com Corporation
/s/ Heath B. Clarke
By: Heath B. Clarke
Its: Chief Executive Officer

PARENT:	LiveDeal, Inc.
/s/ Michael Edelhart
By: Michael Edelhart
Its: Chief Executive Officer

SELLER:	Telco Billing, Inc.
/s/ Michael Edelhart
By: Michael Edelhart
Its: President